EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated November 15, 1999 included or incorporated by reference in McLaren Performance Technologies, Inc. Form 10KSB for the year ended September 30, 2000 and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP

Detroit, Michigan,
      February 1, 2001.